Exhibit 99.1

News Release

Company Contact:	Tonya Cultice
410 470-5619

Constellation Energy

Partners Reports Fourth Quarter and Full

Year 2008 Results

HOUSTON, Feb. 20, 2009

•	Demonstrated greater predictability in operations, production and cost structure in 2008

•	Reaffirms 2009 business plan and forecast

Constellation Energy Partners LLC (NYSE Arca: CEP) today reported fourth quarter and full year 2008 results.

The company produced 17,384 MMcfe for the full year 2008, resulting in adjusted EBITDA of $74.9 million, in line with the forecast. Net income on a generally accepted accounting principles (GAAP) basis for 2008 was $7.2 million. The company produced 4,442 MMcfe for the fourth quarter 2008, resulting in Adjusted EBITDA of $18.0 million. Net income on a GAAP basis for the fourth quarter 2008 was a loss of $13.3 million.

During the fourth quarter, the company completed 26 net wells and 11 net recompletions, bringing full year 2008 program results to 115 net wells and 43 net recompletions, in line with the forecast. An additional 39 net wells and recompletions were in progress at year end, of which 16 have already been completed in 2009.

For the full year, the company spent $59.1 million in operating expense, which includes lease operating expense, production tax and general and administrative expense, in line with the forecast.

For the full year, the company spent $47.9 million in capital, just above the high end of the forecast range of $40 million to $45 million. The variance was driven by spending related to infrastructure improvements in the field, inventory purchases for the 2009 program and activity on in progress wells and recompletions.

“In 2008, we demonstrated greater predictability in our primary asset areas. We made improvements in our operations, production and cost structure and set a solid foundation to build upon as we move forward,” said Stephen R. Brunner, president and chief executive officer of Constellation Energy Partners. “We stabilized our average daily net production rate over the last three quarters and were successful in our efforts to improve our cost structure. Our performance coupled with a highly hedged production profile resulted in Adjusted EBITDA of $74.9 million and almost $51 million in distributions to our unitholders for the year.”

Summary of Estimated Proved Reserves

The company reported 2008 estimated proved reserves totaling 232.4 Bcfe with a SEC value of $228.9 million, down 70 Bcfe and $252 million from 2007. These reductions were driven primarily by pricing revisions and further impacted by performance revisions.

“The majority of our revisions, about 60 Bcfe, or $231 million in SEC value, were triggered by lower commodity prices,” stated Brunner. “As commodity prices recover, we would expect to see some increase in our reserves.”

The company also recorded an impairment charge totaling approximately $25.7 million related to the Woodford Shale asset. The reduction was largely driven by a decrease in commodity prices and lower than expected production levels with a higher than expected decline rate.

The estimated proved reserves at Dec. 31, 2008 were prepared by an independent petroleum engineering firm.

Financial Outlook for 2009

The company reaffirmed its 2009 business plan and forecast. The plan calls for total capital spending between $28.0 million and $33.0 million, which is expected to be used to complete 70 to 75 wells, primarily in the Cherokee Basin, and is expected to maintain net production at between 17.0 and 18.5 Bcfe. Operating expenses are expected to remain relatively flat compared to 2008, resulting in a range of between $57.5 million to $63.5 million, with the upper end of the range intended to provided flexibility for potential changes in the Management Services Agreement.

The company reported it has approximately 13.5 Bcfe of its estimated net production for 2009 hedged, including 9.7 Bcfe of its Mid-Continent production hedged at a weighted average price of $7.54 and 3.8 Bcfe of its additional production at a weighted average price of $8.52. The remainder of the company’s production for 2009 is subject to market conditions and pricing.

“We remain optimistic that our business plan and forecast will withstand the challenges of the upcoming year,” said Brunner. “However, we also believe it is important to recognize the impact that commodity price volatility is likely to have on our efforts. As we work through our program and monitor market conditions, we will remain flexible and would expect to adjust our efforts as necessary to protect unitholder value and the sustainability of the company.”

Distribution Outlook

Management expects to recommend to the Board of Managers that its first quarter distribution, payable in May 2009, be set at $0.13 per outstanding common unit and Class A unit. Management will continue to evaluate distribution levels on a quarterly basis taking into consideration portfolio performance and market outlook. All distributions are subject to approval by the company’s Board of Managers.

Conference Call Information

The company will host a conference call today at 8:30 a.m. (CST) to review its fourth quarter and full year 2008 financial results.

To participate, analysts, investors, media and the public in the U.S. may dial (888) 889-1048 shortly before 8:30 a.m. (CST). The international phone number is (773) 756-0202. The conference password is PARTNERS.

A replay will be available approximately one hour after the end of the call by dialing (888) 568-0772 or (203) 369-3928 (international). A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy Partners’ web site (http://www.constellationenergypartners.com). A webcast replay, as well as a replay in downloadable MP3 format, will also be available on the site approximately one hour after the completion of the call.

Constellation Energy Partners LLC (http://www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and exploitation of oil and natural gas properties, as well as related midstream assets.

SEC Filings

CEP intends to file its 2008 Form 10-K on or about Feb. 23, 2009.

Non-GAAP Measures

We present Adjusted EBITDA and Distributable Cash Flow in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; (gain) loss on sale of assets; (gain) loss from equity investment; long-term incentive plan expense; accretion of asset retirement obligation; unrealized (gain) loss on natural gas derivatives; and realized (gain) loss on cancelled natural gas derivatives. Distributable Cash Flow is defined as Adjusted EBITDA less maintenance capital expenditures and cash interest expense. Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.

Adjusted EBITDA and Distributable Cash Flow are used by management to indicate (prior to the establishment of any cash reserves by our Board of Managers) the cash distributions we expect to pay our unitholders. Specifically, these financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA and Distributable Cash Flow are also used as quantitative standards by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA and Distributable Cash Flow are not intended to represent cash flows for the period, nor are they presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. We also provide our earnings forecast in terms of Adjusted EBITDA. We are unable to reconcile our forecast to GAAP net income or operating income because we do not predict the future impact of adjustments to net income (loss), such as (gains) losses on gas derivatives and equity investments or asset impairments, due to the difficulty of doing so.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008		2007	2008		2007
Net Production:
Total production (MMcfe)	4,442		4,212	17,384		10,393
Average daily production (Mcfe/day)	48,283		45,783	47,497		28,474

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$7.11	(a)	$7.49	$7.74	(a)	$7.79
Net realized price, excluding hedges	$4.57		$5.63	$7.71		$6.34
(a) Excludes impact of mark-to-market losses and net of cost of sales.

Net Proved Reserves:
Proved developed (Bcfe)				158.4		186.7
Proved undeveloped (Bcfe)				74.0		116.1
Total proved (Bcfe)				232.4		302.8

Net Wells Drilled and Completed	26		35	115		89
Net Recompletions	11		—	43		21

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	($ in thousands)		($ in thousands)
Oil and gas sales	$32,807	$32,692	$141,863	$82,725
Gain/(Loss) from mark-to-market activities	17,389	(4,091)	21,376	(6,856)

Total Revenues	$50,196	$28,601	$163,239	$75,869

Operating expenses:
Lease operating expenses	8,556	7,319	36,257	17,141
Cost of sales	1,241	1,132	7,261	1,788
Production taxes	1,607	1,511	8,398	3,646
General and administrative	3,490	3,051	14,412	9,109
(Gain)/Loss on sale of equipment	(5)	—	(301)	86
Depreciation, depletion and amortization	45,579	10,027	77,919	23,190
Accretion expense	104	101	411	312

Total operating expenses	60,572	23,141	144,357	55,272

Other expenses:
Interest (income) expense, net	3,221	2,558	11,817	6,465
Other (income) expense	(252)	(9)	(203)	(109)

Total expenses	63,541	25,690	155,971	61,628

Net income (loss)	$(13,345)	$2,911	$7,268	$14,241

Adjusted EBITDA	$18,015	$19,573	$74,871	$52,520

EPS—Basic	$(0.60)	$0.13	$0.33	$0.87
EPS—Basic Units Outstanding	22,351,827	22,351,128	22,350,638	16,321,547

EPS—Diluted	$(0.60)	$0.13	$0.33	$0.87
EPS—Diluted Units Outstanding	22,351,827	22,353,691	22,369,991	16,325,508

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
	($ in thousands)
Current assets	$52,231	$45,873
Natural gas properties, net of accumulated depreciation, depletion and amortization	662,519	643,653
Other assets	44,099	17,129

Total assets	$758,849	$706,655

Current liabilities	$19,506	$20,551
Debt	212,500	153,000
Other long-term liabilities	6,754	16,702

Total liabilities	238,760	190,253

Class D Interests	6,667	7,000

Common members’ equity	463,295	505,178
Accumulated other comprehensive income	50,127	4,224

Total members’ equity	513,422	509,402

Total liabilities and members’ equity	$758,849	$706,655

Constellation Energy Partners LLC Reconciliation of Net Income to Adjusted EBITDA to Distributable Cash

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	($ in thousands)		($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA to Distributable Cash:
Net income	$(13,345)	$2,911	$7,268	$14,241
Add:
Interest expense/(income), net	3,221	2,558	11,817	6,465
Depreciation, depletion and amortization	45,579	10,027	77,919	23,190
Accretion of asset retirement obligation	104	101	411	312
(Gain)/Loss on sale of asset	(5)	—	(301)	86
Loss from mark-to-market activities	(17,389)	4,091	(21,376)	6,856
Long-term incentive plan	49	123	322	145
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	(199)	(238)	(1,189)	1,225

Adjusted EBITDA (1)	$18,015	$19,573	$74,871	$52,520

Maintenance capital (2)	7,416	4,625	29,000	10,696
Drilling fund	—	(1,500)	(3,366)	(2,634)
MSA Agreement	—	—	(850)	—
Interest expense (cash)	2,491	3,345	10,545	5,935

Distributable Cash	$8,108	$13,103	$39,542	$38,523

Constellation Energy Partners LLC

Reconciliation of Net Income to Adjusted EBITDA to Distributable Cash

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	($ in thousands)		($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA to Distributable Cash:
Net income	$26,939	$6,883	$20,613	$11,330
Add:
Interest expense/(income), net	3,218	2,216	8,596	3,906
Depreciation, depletion and amortization	11,318	7,619	32,340	13,162
Accretion of asset retirement obligation	105	98	307	211
(Gain)/Loss on sale of asset	(85)	(8)	(296)	86
Loss from mark-to-market activities	(21,976)	(2,635)	(3,987)	2,766
Long-term incentive plan	118	22	273	22
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	(831)	1,637	(990)	1,463

Adjusted EBITDA (1)	$18,806	$15,832	$56,856	$32,946

Maintenance capital (2)	7,417	3,314	21,584	6,071
Drilling fund	(366)	(1,134)	(3,366)	(1,134)
MSA Agreement	(850)	—	(850)	—
Interest expense (cash)	3,005	1,680	8,054	2,590

Distributable Cash	$9,600	$11,972	$31,434	$25,419

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

—	interest (income) expense;
—	depreciation, depletion and amortization;
—	write-off of deferred financing fees;
—	impairment of long-lived assets;
—	(gain) loss on sale of assets;
—	(gain) loss from equity investment;
—	Long-term incentive plan expense;
—	accretion of asset retirement obligation;
—	unrealized (gain) loss on natural gas derivatives; and
—	realized loss (gain) on cancelled natural gas derivatives

(2)	Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.